EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

AMX Corporation

AT
$22.50 NET PER SHARE

BY
Amherst Acquisition Co.
a wholly-owned subsidiary

OF
 Thrall Omni Company, Inc.
an affiliate of
DUCHOSSOIS INDUSTRIES, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON WEDNESDAY, MARCH 23, 2005,
  UNLESS THE OFFER IS EXTENDED.

February 24, 2005

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Amherst Acquisition Co., a Texas corporation ("Subcorp") and a wholly-owned direct subsidiary of Thrall Omni Company, Inc., a Delaware corporation ("Thrall Omni"), which is an affiliate of Duchossois Industries, Inc., an Illinois corporation ("DII"), to act as Dealer Manager in connection with Subcorp's offer to purchase for cash all the outstanding shares of common stock, par value $0.01 per share ("Shares"), of AMX Corporation, a Texas corporation ("AMX"), at a purchase price of $22.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 24, 2005 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares ("Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.
The Offer to Purchase, dated February 24, 2005.

2.
The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.
The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to The Bank of New York (the "Depositary") on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4.
The letter to shareholders of AMX from Robert Carroll, Chairman of the Board, Chief Executive Officer and President of AMX, accompanied by AMX's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the United States Securities and Exchange Commission.

5.
A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

6.
Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7.
A return envelope addressed to The Bank of New York as Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 23, 2005, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the offer a number of Shares that represent at least a majority (determined on a fully diluted basis to include all outstanding stock options and other rights to acquire Shares on the date of purchase) of all outstanding Shares, and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14—"Conditions of the Offer" of the Offer to Purchase.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 15, 2005, by and among Thrall Omni, Subcorp and AMX (as it may be amended or supplemented from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by Subcorp, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), Subcorp will be merged with and into AMX (the "Merger"). Following the effective time of the Merger, AMX will continue as the surviving corporation and become a wholly-owned subsidiary of Thrall Omni and the separate corporate existence of Subcorp will cease.

        The Board of Directors of AMX unanimously (1) approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of the AMX shareholders, (2) approved the Merger Agreement, the Support Agreements (as defined in the Offer to Purchase) and the transactions contemplated by the Merger Agreement and the Support Agreements, including the Offer and the Merger in all respects and for purposes of Article 13.03 of the TBCA, and (3) recommends that the AMX shareholders accept the Offer and tender their Shares under the Offer to Subcorp.

        In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase. Subcorp will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and Georgeson Shareholder Communications, Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Subcorp will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Subcorp will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent or the Dealer Manager.

Very truly yours,
Goldman, Sachs & Co.

        Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of Subcorp, Thrall Omni, DII, the Depositary, the Dealer Manager or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.